Exhibit 99.1

Cineverse Expands Existing Line of Credit Facility with East West Bank to $15 Million with a Three-Year Term

Additional Capital Ensures Cineverse will be Well-Positioned Moving Forward as it Continues to Invest in Content to Build Off its Recent Box Office Success

LOS ANGELES, April 9, 2025 – Cineverse Corp. (Nasdaq: CNVS) (“Cineverse”, “us”, “our”, “we”, and the “Company”), a next-generation entertainment studio, today announced that it has expanded the size of its existing line of credit facility with Pasadena-based East West Bank from $7.5 million to $12.5 million, expandable to $15 million, and extended the term from one-year to three-years at an interest rate of Prime plus 1.25% (8.75% currently with a $0 current balance).

“Closing this expanded credit facility with our long-term collaborators at East West Bank further strengthens Cineverse’s position and allows us to make content and other investments that are critical to our top-line revenue growth,” said Chris McGurk, Cineverse Chairman and CEO. “The team at East West Bank, including Managing Director David Acosta, have been great to work with and we greatly appreciate their help and support over these past several years.”

This extension further strengthens the Company’s balance sheet without equity dilution. It comes following Cineverse’s recent reporting of a successful fiscal third quarter.

About Cineverse

Cineverse (Nasdaq: CNVS) is a next-generation entertainment studio that empowers creators and entertains fans with a wide breadth of content through the power of technology. It has developed a new blueprint for delivering entertainment experiences to passionate audiences and results for its partners with unprecedented efficiency, and distributes more than 71,000 premium films, series, and podcasts. Cineverse connects fans with bold, authentic, independent stories. Properties include the highest-grossing non-rated film in U.S. history; dozens of streaming fandom channels; a premier podcast network; top horror destination Bloody Disgusting; and more. Powering visionary storytelling with cutting-edge innovation, Cineverse’s proprietary streaming tools and AI technology drive revenue and reach to redefine the next era of entertainment. For more information, visit home.cineverse.com.

Contacts:

For Media

Exhibit 99.1

The Lippin Group, cineverse@lippingroup.com

For Investors

Julie Milstead, investorrelations@cineverse.com